Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

       TECHNOLOGY RESEARCH CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, November 5, 2009 - Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenue and earnings for its second fiscal quarter ended September 30, 2009.

Revenue was $9.6 million for the fiscal quarter ended September 30, 2009, an increase of $0.3 million from revenue of $9.3 million for the fiscal quarter ended September 30, 2008.  Net income for the second fiscal quarter ended September 30, 2009 was $1.2 million or $.20 per diluted common share compared with net income of $0.9 million or $0.16 per diluted common share for the fiscal quarter ended September 30, 2008.

Orders for the second fiscal quarter were $5.1 million, a decrease of $3.4 million from the same fiscal quarter last year.  Military orders were $1.2 million, a decrease of $2.4 million from the second fiscal quarter of the previous year and commercial orders were $3.9 million, a decrease of $1.0 million from the second quarter of the prior year.

Net cash and cash equivalents and short-term investments were approximately $11.1 million at September 30, 2009, an increase of approximately $5.1 million from March 31, 2009. Inventories decreased approximately $1.7 million from $8.0 million at March 31, 2009 to $6.3 million at September 30, 2009.

Owen Farren, President & CEO said, “Our second fiscal quarter was strong primarily due to the timing of delivery requirements of our military business being heavily weighted to the first half of our fiscal year.  This resulted in increased gross margin due to sales mix as well as improved overhead absorption related to the increased production volume.

We anticipate that our military revenue will return to prior year levels in the second half of FY10.  While we expect our operating results for the second half of FY10 will be profitable, we continue to be impacted on the commercial side by weakness in our traditional markets.”

The first quarter dividend of $.02 per share was paid on October 15, 2009 to shareholders of record as of September 30, 2009.
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TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology.  These statements are only predictions.  Actual events as well as results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report.  We cannot be assured that future results, levels of activity, performance or goals will be achieved.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data) (Unaudited)

Three Months Ended September 30,			Six Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Commercial	$3,679	5,526	7,044	11,088
Military	5,901	3,697	12,109	6,685
Royalty	47	74	173	155
Total revenue	9,627	9,297	19,326	17,928
Cost of sales	5,721	5,773	11,370	11,870
Gross profit	3,906	3,524	7,956	6,058

Operating expenses:
Selling and marketing	608	824	1,280	1,511
General and administrative	994	1,323	1,998	2,570
Research and development	658	593	1,331	1,130
Total operating expenses	2,260	2,740	4,609	5,211
Income from operations	1,646	784	3,347	847

Other income (expense):
Other income, net	2	362	5	380
Interest expense	-	(4)	-	(4)
Other income, net	2	358	5	376
Income before income taxes	1,648	1,142	3,352	1,223
Income tax expense	431	204	920	227
Net income	$1,217	938	2,432	996

Earnings per share - basic	$0.20	0.16	0.41	0.17

Earnings per share - diluted	$0.20	0.16	0.40	0.17

Shares outstanding - basic	5,891,828	5,890,828	5,891,828	5,890,828

Shares outstanding - diluted	5,985,691	5,899,593	5,944,280	5,901,197

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	September 30,	March 31,
ASSETS	2009	2009
Current assets:
Cash and cash equivalents	$7,068	2,954
Short-term investments	4,000	3,996
Trade and other accounts receivable, net of allowance for doubtful
accounts of $135 at September 30, 2009 and $203 at March 31, 2009	5,421	5,372
Income taxes receivable	261	631
Inventories, net	6,306	8,013
Deferred income taxes	753	622
Prepaid expenses and other current assets	180	265
Total current assets	23,989	21,853

Property, plant and equipment, net of accumulated depreciation of
$10,105 and $9,852, respectively	2,736	3,189
Intangible asset, net of accumulated amortization of $208 and $178, respectively	375	404
Deferred income taxes	100	-
Other assets	33	33
Total assets	$27,233	25,479

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$1,351	1,309
Unsettled treasury obligation	-	998
Accrued expenses	1,507	1,422
Accrued dividends	121	121
Total current liabilities	2,979	3,850

Income taxes payable	330	111
Deferred income taxes	-	37
Total liabilities	3,309	3,998

Stockholders' equity:
Common stock $0.51 par value; 10,000,000 shares authorized, 5,913,328 shares and
5,912,328 issued and 5,891,828 shares and 5,890,828 outstanding, respectively	3,016	3,015
Additional paid-in capital	10,233	9,982
Retained earnings	10,715	8,524
Common stock held in treasury, 21,500 shares at cost	(40)	(40)
Total stockholders' equity	23,924	21,481
Total liabilities and stockholders' equity	$27,233	25,479